AMENDMENT TO
BROOKDALE SENIOR LIVING INC.
EMPLOYMENT AGREEMENT

WHEREAS, Brookdale Senior Living Inc. (the "Company") and W. E. Sheriff (the "Executive") previously entered into an Employment Agreement (the "Agreement"), dated June 23, 2009; and
WHEREAS, the Company and the Executive mutually desire to amend the Agreement to make technical changes required under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code), as provided in Internal Revenue Notices 2010-6 and 2010-80.
NOW, THEREFORE, effective as of the 5th day of November, 2012, the Company and the Executive hereby mutually agree to amend the Agreement as follows:

1.            Section 5(b) is amended to provide as follows:

"(b)            Termination by the Company without Cause or by Executive for Good Reason. If Executive's employment or consultancy, as applicable, is terminated by the Company (or its successors) other than for Cause or by the Executive for Good Reason prior to the end of the Term, then Executive shall be entitled (i) following the Executive's execution and non-revocation of a general release of claims (the "Release") in a form satisfactory to the Company within (30) days following the date of termination (the "Severance Delay Period") and (ii) Executive's continued compliance with the restrictive covenants set forth in Section 6 hereto and in any other agreement or agreements between Executive and the Company or to which the Executive is a party, including, without limitation, any restricted stock agreement between the Company and Executive) and all other applicable ongoing obligations to which the Executive is subject as of the date of termination, to, in each case if applicable as of the date of termination:

(i)            the Accrued Benefits;

(ii)            continuation of his then-current Base Compensation for the lesser of (1) twenty-four (24) months following the date of such termination or (2) the remainder of the Term, in either case payable in the same manner as provided in Section 3(a) hereof;

 (iii)             in lieu of any Annual Bonus to be provided pursuant to Section 3(b) hereof, an Annual Bonus (to the extent earned under the terms of the Bonus Plan) for the year of termination, pro-rated based on the number of days in which Executive served as the CEO during such year and payable as set forth in Section

3(b) hereof; provided, however that if such termination occurs on or after October 1st, the amount of such Annual Bonus shall not be subject to proration;

(iv)            to the extent Executive is then eligible for, and elects, continuation of health care coverage under COBRA, the Company shall, for the length of the COBRA coverage period, pay an amount of Executive's applicable health care premiums such that Executive's monthly premiums are equal to those of the Company's then current employees or former employees, as applicable; and

(v)            the treatment of the Existing Grants as provided in the applicable equity incentive plan and award agreement governing such awards.

For purposes of clarification, in no event shall Executive be entitled to any amounts under this Section 5(b) upon a termination of employment if Executive continues to perform services as a Consultant hereunder as contemplated by Section 2(b).

The benefits payable pursuant to subparagraphs (i) - (v) above shall be made or commence on the 30th day following the Executive's termination of employment, with any payments scheduled to be made during the Severance Delay Period accrued and paid on the 30th day and the remaining payments continuing for the applicable period hereunder.

2.            Section 5(d) is amended to provide as follows:

(d)            Voluntary Resignation by Executive without Good Reason.  If Executive voluntarily resigns his employment or consultancy without Good Reason during the Term, then Executive shall be entitled to, subject to the execution and nonrevocation of the Release within the Severance Delay Period and in either case if applicable as of the date of termination:  (i) the Accrued Benefits and (ii) in lieu of any Annual Bonus to be provided pursuant to Section 3(b) hereof, an Annual Bonus (to the extent earned under the terms of the Bonus Plan) for the year of termination, pro-rated based on the number of days in which Executive served as CEO during such fiscal year and payable as set forth in Section 3(b) hereof; provided, however, that if such termination occurs on or after October 1st, the amount of such Annual Bonus shall not be subject to proration. For the avoidance of doubt, the Existing Grants shall be treated as provided in the applicable equity incentive plan and award agreement governing such awards. Notwithstanding the forgoing, the benefits payable pursuant to clause (i) above shall be made or commence on the 30th day following the Executive's termination of employment.

(Signature appear on the following page)

  IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first stated above.

BROOKDALE SENIOR LIVING INC.		EXECUTIVE

By:	/s/ T. Andrew Smith	/s/ W.E. Sheriff
Title:	EVP, General Counsel & Secretary

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